EX-99.q.3

CERTIFICATE OF SECRETARY

The undersigned Secretary for Aberdeen Funds (the “Trust”) hereby certifies that the Board of Trustees of the Trust duly adopted the following resolution on December 12, 2018:

RESOLVED, that the Trustees hereby approve and authorize the use of the Powers of Attorney executed by the Trustees and certain Officers of the Funds at this Meeting appointing Alan Goodson, Megan Kennedy, Jennifer Nichols, Lucia Sitar and Jeffrey Cotton as attorneys-in-fact for the purpose of signing and filing on behalf of the Trust its registration statement and any amendments thereto under the Securities Act of 1933 and the 1940 Act with the SEC, and the attorneys-in-fact listed in such Powers of Attorney are hereby authorized to act in accordance with such Powers of Attorney for the purposes described in the Powers of Attorney.

Dated: December 18, 2018
/s/ Megan Kennedy
Megan Kennedy
Secretary